Exhibit 99.1

Northwest Biotherapeutics, Inc.	18701 120th Avenue NE Suite 101 Bothell, WA 98011	www.nwbio.com OTCBB: NWBT
Media Contact:
Lorie Calvo
425-608-3008
Northwest Biotherapeutics Intends to Place Shares with
Foreign Institutional Investors
BOTHELL, WA — May 21, 2007 — Northwest Biotherapeutics, Inc. (OTCBB: NWBT.OB; the “Company”), announced that it intends to place shares of its common stock with foreign institutional investors, subject to market and other customary conditions. The Company expects the gross proceeds from the placement to be up to $30 million. However, there can be no guarantee that the Company will be able to raise this, or any, amount in the placement. The Company currently plans to use the net proceeds from the placement, if any, to pay down approximately $6.5 million of existing debt, to fund an estimated cost of $12.5 million for clinical trials, and for working capital purposes.
     This announcement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities. The securities that are referred to herein have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act of 1933.